Exhibit 99.1

American Physicians Capital, Inc. Completes $10 Million
Authorization and Commences $20 Million Authorization under
10b5-1 Stock Repurchase Plan

EAST LANSING, Mich.--(BUSINESS WIRE)--February 17, 2010--American Physicians Capital, Inc. (NASDAQ:ACAP) today announced it has completed its October 2, 2009 $10 million authorization under its 10b5-1 stock repurchase plan. The Company has commenced its $20 million authorization under its 10b5-1 plan approved by its Board of Directors on December 3, 2009.

Year to date through February 16, 2010, the Company has repurchased 216,900 shares at an average price of $28.51 per share. Since the inception of our share repurchase program in 2001 through yesterday, the Company has repurchased 14.5 million shares at an average price of $19.66 per share. The Company has the following outstanding share repurchase authorizations:

	Type of		(In thousands)
Date Approved	Repurchase		Amount	Amount
By Board	Plan		Authorized	Remaining
October 2, 2009	Rule 10b5-1		COMPLETED
December 3, 2009	Rule 10b5-1		$20,000	$20,000
February 7, 2008	Discretionary	(1)	$25,000	$15,955
			$45,000	$35,955

(1) All shares will be repurchased under management's discretion in the open market or in privately negotiated transactions during the Company's normal trading window.

Depending on market conditions, the Company may conduct additional discretionary repurchases in the open market or in privately negotiated transactions during its normal trading windows. Any discretionary repurchases will be made under the outstanding February 2008 authorization, which has $16.0 million remaining as of today.

In June 2009, the Company’s Board of Directors declared a four-for-three stock split of its common shares to shareholders. All share and per share numbers disclosed in this press release are split adjusted.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest and New Mexico markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Forward-Looking Statement

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. These include statements concerning the continuance of discretionary repurchase transactions made during open trading windows and the expected continuation of share repurchases under the Company’s Rule 10b5-1 plan. In addition, when we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, unexpected requirements for cash, including for acquisitions, changes in the Company’s business prospects, the market price of the Company’s stock, unexpected changes in the financial market conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
American Physicians Capital, Inc.
Ann Storberg, Investor Relations (517) 324-6629